April 3, 2020	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Changes Annual Meeting Location
Urges Shareholders to Participate Remotely
HARTSVILLE, S.C., U.S. – The Board of Directors of Sonoco (NYSE: SON) today announced it is changing the location for the Company’s Annual Meeting of Shareholders scheduled for Wednesday, April 15, 2020, at 11 a.m. ET, from Center Theater, 212 North Fifth Street, Hartsville, S.C., to Sonoco’s Corporate Headquarters at 1 North Second Street, Hartsville. This change is being implemented due to a recent Emergency Order by the Governor of South Carolina to close all non-essential businesses, which included the Center Theater.
A letter sent to shareholders by John M. Florence, Jr., Vice President, Human Resources, General Counsel and Secretary, stated, “The health and safety of our shareholders and employees are of paramount concern to our Board of Directors and management. As we noted in our original proxy materials, we still strongly discourage any Shareholders from attending the meeting in person this year in the interest of public health and safety and compliance with relevant Emergency Orders stemming from the COVID-19 pandemic.”
To facilitate this change, shareholders will be able listen to a live teleconference of the meeting by dialing in toll free at 844-449-9562 in the U.S., and internationally at +574-900-0804. The participant code for the meeting is 9372537.
Shareholders may also listen and view slides provided for the annual meeting by accessing a live webcast via Sonoco’s Investor Relations website at investor.sonoco.com, under the Webcast section. Those planning to listen should connect to the teleconference or live webcast at least 10 minutes prior to the start of the meeting. There will also in instructions available on how to ask questions during the meeting.
Shareholders will not be able to vote or revoke a proxy through the teleconference or webcast, nor participate actively. To ensure all votes are counted at the Annual Meeting, the Company strongly encourages shareholders to complete and return their proxy card which was included in previously sent proxy materials or through your broker, bank or other nominee’s voting instruction form. Shareholders of record in the U.S. can also vote via telephone or via the internet by following the instruction on the proxy card.
The meeting webcast will also be archived on the Investor Relations section of Sonoco’s website, and a telephonic replay will be available at 855-859-2056, Conference 9372537, from April 15 at 2 p.m. ET through April 22 at 2 p.m. ET.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2020 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com